SaRA Health

Invest $99.17 minimum investment

4(a)(6) offering provided by Netcapital Funding Portal, Inc.

Invest

Introducing SaRA Health

Industry sources report that in 2015, employers spent approximately $180 billion on workers' compensation costs and $60 billion on workers' compensation insurance. In addition, musculoskeletal issues resulted in over 300 million missed work days. Our product is designed to offer patients and employers a solution to attack this problem.

Enter SaRA: SaRA is a web application that brings home exercise and recovery programs into the 21st century. For patients, SaRA provides digitized home exercise plans that feel like a workout app, individualized notifications, and reminders that can continue even after clinical visits have stopped.

For employers, they can drive value-based healthcare for their employees by providing better care and outcomes for a reduced cost. For providers, SaRA offers a simple way to individualize recovery plans, monitor patient progress remotely, and adjust plans from their laptop or mobile device.

The founding team has been working on SaRA since January of 2017 and incorporated as a Delaware C-Corp in February 2018. SaRA, has completed beta testing and partnered with Bardavon Health Innovations to pilot with a large, regional grocer beginning July 1st to prove SaRA's efficacy.

SaRA's target customer is the self-insured employer who participates in an industry with high exposure to workers' compensation claims such as Construction, Manufacturing, and Energy firms. Self-insured employers cover 20-30% of America's healthcare costs with spend between $0.7-$1 trillion annually. Companies such as Livongo and Omada have shown this business model works for diabetes and weight management, respectively, and SaRA's founding team's experience in the self-insured employer space differentiates us from our direct competition. In our initial customer set, the team will pursue value-based agreements with the employer where SaRA earns a share of the savings achieved.

Currently, SaRA has a customer pipeline by working through Lockton (insurance broker), Bardavon (workers' compensation platform), and speaking with target companies like Land o' Lakes and Bell Helicopter. SaRA is projected to be cash flow positive by early year two with a staged investment of $2M (seed round) and $6M (Series A). Current progress has been built on <$5K of capital expenditure and $200K has already been committed by the Founders, Friends and Family, and Techstars. The SaRA team will continue to grow the business until an acceptable acquisition offer is found at which time the founding team will be willing to exit the venture.

SaRA's leadership team is comprised of three co-founders: CEO, Steven Coen MBA, a previous entrepreneur and management consultant; COO , Ryan Ferguson MS, MBA, who previously led operations at a tech firm; and CTO, Valeed Malik MS, who has previous experience writing user-centric software including a cognitive training app. The Business Creation Option (BCO) team is comprised of five MBA students: Steven Coen (CEO), Ryan Ferguson (COO), Ellis Luk, Cameron Moore, and Moira Heath, with Bill Seeger as our BCO advisor. Outside of the founding and BCO teams, SaRA is aided by four advisors, Wilson Sonsini Goodrich Rosati, and multiple interns. The advisors for SaRA are as follows: Paul Yerhot, DPT a Physical Therapist at the Mayo Clinic; Dr. John Schwappach, MD a twenty plus year Orthopedic surgeon; Dave Whelan, MBA an Anderson alum with a career in healthcare; and Hayley Coen, RN an orthopedic nurse who managed a clinic at Kansas University Hospital.

As the team develops SaRA, the main objective is to build a web solution that will help reduce recovery times for patients by 20% or greater and help patients return to work sooner, while providing insights on how to best improve the process and the return on investment. SaRA's business model works by decreasing patient recovery time through higher compliance with home exercises. The following report will detail the research and product developments as they evolved through the course of primary and secondary findings.

The team completed over two-hundred and thirty research hours, comprised of one-hundred and eighty-five primary interviews, sixty-seven secondary sources, and ninety-one survey respondents. All of these hours were focused into four categories: physical therapists, industry professionals, patients, and investors. This research helped guide the formation of business models, product development, and industry knowledge base. The team's secondary research helped build core findings on the market (e.g., competitive solutions, demand, market size, and need), current patient compliance benchmarks, and current industry regulation developments.

Learn more about SaRA Health at www.sara.health.

Be a Part of SaRA Health

This is an offering of Common Stock, under registration exemption 4(a)(6), in SRA Health, Inc., doing business as SaRA Health. This offering must raise at least $10,000 by February 28, 2019 at 6:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. SaRA Health may issue additional securities to raise up to $987,000, the offering's *maximum*.

$2,941 raised

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

11,788,298 shares × $0.47 per share
= $5,540,500 implied valuation

Financials

SaRA Health's official name is SRA Health, Inc., so that's the name that appears in the statements below.

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SaRA Health's SEC Filings

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

- Latest offering statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on October 9, 2018
- Form C/A on December 10, 2018

Ask SaRA Health a Question

Proofread your comment before submitting: once it's posted, you can't edit or delete it. For the fastest help with the web site, email help@netcapital.com instead of commenting.

Type your question or comment here

Post

Understand the Risks

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.